Filed Pursuant to Rule 424(b)(3)

File No. 333-220295

Prospectus Supplement No. 2

(To Prospectus dated May 23, 2018)

8,000 Units, Each Consisting of One Share of Series A Convertible Preferred Stock and Series 1 Warrant to Purchase one share of Series A Convertible Preferred Stock, Series 2 Warrant to purchase one share of Series A Convertible Preferred Stock and Series 3 Warrant to Purchase up to one Share of Series A Convertible Preferred Stock

This prospectus supplement updates, amends and supplements the prospectus dated May 23, 2018 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-220295). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus. This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus to disclose that the Company and the warrant holders have agreed to extend the expiration date of the Series 1 Warrants from August 29, 2018 to November 29, 2018.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our common stock is currently quoted on the OTCQB under the symbol “ABWN.” On August 27, 2018, the last reported per share price for our common stock was $1.00, as quoted by the OTC Pink. There is no established trading market for the Series A Convertible Preferred Stock or the Warrants, and we do not intend to list the Series A Convertible Preferred Stock or the Warrants on any national securities exchange.

We are an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and applicable Securities and Exchange Commission rules and are, therefore, currently eligible for reduced public company reporting requirements.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page 7 of the prospectus for a discussion of information that should be considered before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities described herein or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus supplement is August 28, 2018